OPTION AGREEMENT

EFFECTIVE DATE:  May 18, 2009

This Option Agreement (the “Agreement”) is made by and between GVI Security Video Management Solutions, LLC (“GVI”), a Delaware limited liability company with its principal place of business in 2801 Trade Center Dr., Suite 120, Carrollton, TX 75007; GVI Solutions, Inc. (“Parent”), a Delaware corporation with its principal place of business in 2801 Trade Center Dr., Suite 120, Carrollton, TX 75007; PacketNVR, LLP (“PNVR”) an Illinois limited liability partnership with its principal place of business in 1043 Catherine Avenue, Naperville, IL 60540; and Omeon, Inc. (“Omeon”), an Iowa corporation  with its principal place of business in 7312 Beckett Drive, NE, Cedar Rapids, IA 52402. Each of GVI, PNVR and Omeon a “Party”, and collectively the “Parties”.

Recitals

A. Omeon provides custom software development with expertise in video processing technologies, specializing in video security and web based video delivery, and will continue to do so for existing and new clients following the execution of this document.

B.  GVI is purchasing from PNVR all rights, title and interest in the version 1.1 of a certain video capture software, the “PacketNVR Software”, by way of an “Intellectual Property Assignment Agreement” between GVI and PNVR.

C. GVI will compensate PNVR for such assignment as per the terms of this Agreement.

D. GVI is contracting Omeon to support version 1.1 of the PacketNVR Software, and any later acquired versions, if any, by way of a separate “Software Support and Development Agreement” between GVI and Omeon.

E. GVI is a wholly-owned subsidiary of Parent, and Parent will guaranty the payment obligations of GVI hereunder.

F. GVI desires to grant Omeon a license to further develop the features and functionalities of the PacketNVR Software, for Omeon’s internal development purposes only, on a non-exclusive basis, and to contract with Omeon for the right and option to obtain from Omeon further developments of the PacketNVR Software made by or for Omeon, by way of this Agreement (i.e. the “Option Agreement”).

F. The Parties want to sign this Option Agreement to give GVI the option to purchase, and Omeon the right to compel GVI to purchase, all new versions that may be developed of the PacketNVR Software by Omeon pursuant to any licenses under this Agreement.

G. Collectively, the Intellectual Property Assignment Agreement, the Option Agreement and the Software Development and Support Agreement to be referred to as the “Definitive Agreements”.

Agreement

For good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1. License Grant to Omeon. Subject to the terms and conditions of this Agreement, GVI hereby grants Omeon a limited, revocable, worldwide, non-exclusive, non-transferable, non-sublicenseable (except as permitted by this Agreement) right and license to reproduce, prepare derivative works and otherwise use the object and/or source code version of the PacketNVR Software, including all subsequent versions that may be delivered to GVI hereunder, solely in connection with and for the purposes of further developing the functionalities of the PacketNVR Software.

2. General Usage Restrictions.

2.1 Omeon will not use the PacketNVR Software for any purposes beyond the scope of the licenses granted in this Agreement.

2.2 Without limiting the generality of the foregoing, Omeon will not (i) install, use or knowingly permit the use of the PacketNVR Software; (ii) market or distribute the PacketNVR  Software; (iii) assign, sublicense, market, sell, lease, rent, distribute or otherwise transfer or convey, or pledge as security or otherwise encumber, Omeon’s rights under the license granted in Section 2.1; (iv) use the PacketNVR Software in any time-sharing or service bureau arrangement, including, without limitation, any use to provide services or process data for the benefit of, or on behalf of, any third party; (v) combine or integrate the PacketNVR Software with hardware, software or technology not expressly contemplated hereunder; and (vi) except as otherwise provided herein, decompile, disassemble, reverse engineer or otherwise attempt to reconstruct, obtain or perceive the source code from which any component of the PacketNVR Software is compiled or interpreted, and Omeon hereby acknowledges that nothing in this Agreement shall be construed to grant Omeon any right to use or otherwise obtain access to, any such source code from which any software component of the PacketNVR software is compiled or interpreted.

2.3 Omeon shall not knowingly enter into any contractual relationship or other legally binding obligation with any third party which shall have the intended purpose or effect of encumbering the use by GVI of the PacketNVR Software.

2.4 Omeon shall include all proprietary notices and legends of GVI upon any and all copies of and developments on the PacketNVR Software made by Omeon. Omeon shall not remove, alter or obscure any such proprietary notice or legend.

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3. Omeon Development of Future Versions. Omeon agrees to run concurrent developments of all new versions of the PacketNVR Software in accordance with the schedule established in Exhibit A. Under the terms of this Agreement, Omeon may further develop versions 1.2, 1.3 and 2.0. of the PacketNVR Software.

4. GVI’s Options to Purchase and Cost Structure.

4.1 Version 1.2. In the event that Omeon develops version 1.2 of the PacketNVR Software, and provided such version 1.2 meets all the specifications, features and functions set forth in Exhibit B (the “Specified Functionality Requirements”), Omeon shall notify GVI of such development. GVI shall perform Acceptance Tests, as provided in Section 9, and upon Acceptance of such version 1.2, GVI shall have the option to purchase such software and associated intellectual property rights for a total price of: (a) one hundred and ten thousand dollars (US$110,000.00) to Omeon, which amount shall be due and payable solely if there is, and upon, an Acceptance of version 1.2 alpha of the PacketNVR Software by GVI, as per the terms of Section 9; and (b) thirty-six thousand three hundred and ninety-nine dollars (US$36,399.00) to Omeon, which amount shall be due and payable solely if there is, and upon, upon, an Acceptance of the final version 1.2 of the PacketNVR Software by GVI, as per the terms of Section 9.  If GVI chooses not to purchase the version 1.2 of the PacketNVR Software, and provided such version 1.2 meets all the Specified Functionality Requirements, Omeon shall have the right to compel GVI to purchase the software and all associated intellectual property rights. If Omeon exercises this right, GVI shall have the obligation to purchase the aforementioned software for a total price of one hundred and forty-six thousand and three-hundred ninety-nine dollars (US$146,399.00). (A summary of  potential payments under this Agreement and the Intellectual Property Assignment Agreement is hereby detailed in Exhibit D).

4.2 Requirements of Version 1.2. The Specified Functionality Requirements of version 1.2 of the PacketNVR Software shall include but are not limited to, supporting GVI branded cameras (IP series), incorporate the functions and features set of version 1.1. of the software; and meeting the Acceptance criteria established in this Agreement.

4.3 Version 1.3. In the event that Omeon develops version 1.3 of the PacketNVR Software, and provided such version 1.3 meets all the Specified Functionality Requirements, Omeon shall notify GVI of such development. GVI shall perform Acceptance Tests, as provided in Section 9, and upon Acceptance of such version 1.3, GVI shall have the option to purchase such software and associated intellectual property rights for a total price of: (a) ninety thousand dollars (US$90,000.00) to Omeon, which amount shall be due and payable solely if there is, and upon, an Acceptance of version 1.3 alpha of the PacketNVR Software by GVI, as per the terms of Section 9; and (b) thirty-one thousand three hundred and ninety-nine dollars (US$31,399.00) to Omeon, which amount shall be due and payable solely if there is, and upon, upon, an Acceptance of the final version 1.3 of the PacketNVR Software by GVI, as per the terms of Section 9.   If GVI chooses not to purchase the version 1.3 of the PacketNVR Software, and provided such version 1.3 meets all the Specified Functionality Requirements, Omeon shall have the right to compel GVI to purchase the software and all associated intellectual property rights. If Omeon exercises this right, GVI shall have the obligation to purchase the aforementioned software for a total price of one hundred and twenty-one thousand thee hundred and ninety-nine dollars (US$121,399.00).

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4.4 Requirements of Version 1.3. The Specified Functionality Requirements of version 1.3 of the PacketNVR Software shall include but are not limited to, supporting Samsung branded digital video recorders (“DVRs”), supporting the viewing of multiple servers and DVRs simultaneously, incorporate the functions and features set of version 1.1. and 1.2. of the software, as well as meeting the Acceptance criteria established in this Agreement.

4.5 Version 2.0.  In the event that Omeon develops version 2.0 of the PacketNVR Software, and provided such version 2.0 meets all the Specified Functionality Requirements, Omeon shall notify GVI of such development. GVI shall perform Acceptance Tests, as provided in Section 9,  and upon Acceptance of such version 2.0, GVI shall have the option to purchase such software and associated intellectual property rights for a total price of:  (a) ninety-nine thousand dollars (US$99,000.00) to Omeon, which amount shall be due and payable solely if there is, and upon, an Acceptance of version 2.0 alpha of the PacketNVR Software by GVI, as per the terms of Section 9; and (b) thirty-three thousand seven hundred and ninety-eight dollars (US$33,798.00) to Omeon, which amount shall be due and payable solely if there is, and upon, upon, an Acceptance of the final version 2.0 of the PacketNVR Software by GVI, as per the terms of Section 9; and (c)  eighty-six thousand dollars (US$86,000.00) to PacketNVR, which amount shall be due and payable solely if there is, and upon, an Acceptance of version 2.0 alpha of the PacketNVR Software by GVI, as per the terms of Section 9; and (d) twenty-nine thousand dollars (US$29,000.00) to PacketNVR, which amount shall be due and payable solely if there is, and upon, upon, an Acceptance of the final version 2.0 of the PacketNVR Software by GVI, as per the terms of Section 9 .  If GVI chooses not to purchase the version 2.0 of the PacketNVR Software, and provided such version 2.0 meets all the Specified Functionality Requirements, Omeon shall have the right to compel GVI to purchase the software and associated intellectual property rights. If Omeon exercises this right, GVI shall have the obligation to purchase the aforementioned software for a total price of two hundred and forty- seven thousand one-hundred ninety-eight dollars (US$247,198.00), divided in two separate payments: (a) one payment of one hundred and thirty-two seven-hundred ninety-eight thousand dollars (US$132,798.00) to Omeon; and (b) one payment of one hundred and fifteen thousand dollars (US$115,000.00) to PNVR.

4.6 Requirements of Version 2.0. The Specified Functionality Requirements of version 2.0 of the PacketNVR Software shall include but are not limited to, all functions and features set of versions 1.1, 1.2 and 1.3, as well as meeting the Acceptance criteria established in this Agreement.

5. GVI Obligations.  In the event GVI exercises its option to purchase the developed versions 1.2, 1.3 and 2.0 of the PacketNVR Software, or if in the alternative, Omeon exercises its right to compel GVI to purchase versions 1.2, 1.3 and 2.0, or any combination of GVI exercising its options and Omeon exercising its rights to compel purchase with respect to versions 1.2, 1.3, and 2.0 resulting in versions 1.2, 1.3, and 2.0 being transferred to GVI and provided such developed versions meet the Specified Functionality Requirements and/or any acceptance criteria established in this Agreement, GVI shall be obligated to remit the payments described in Section 4 of this Agreement.

6. GVI Obligations, if selling its interests to a third party. GVI hereby covenants that in the event it sells the PacketNVR Software to a third party, such third party shall be bound by this Agreement and the Software Development and Support Agreement, including all the terms and provisions of this Agreement.

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7. Ownership of Development. Provided GVI purchases a particular version of the PacketNVR Software, Omeon hereby irrevocably assigns, grants and conveys to GVI all right, title and interest, now existing or that may exist in the future, in and to any intellectual property rights in any further development of such version of the PacketNVR Software or work product created by Omeon, on behalf of Omeon by its contractors, or to which Omeon contributes (collectively the “Development”); and including all copyrights, trademarks, moral rights and other intellectual property rights (including but not limited to patent rights) relating thereto. Omeon agrees that any and all Development shall be and remain the property of GVI. Omeon agrees to execute, at GVI’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, the intellectual property assignment set forth as Exhibit C (“Assignment of Intellectual Property Rights”).  In the event that Omeon does not, for any reason, execute such documents within a reasonable time of GVI’s request, Omeon hereby irrevocably appoints GVI as Omeon’s attorney-in-fact for the purpose of executing such documents on Omeon’s behalf, which appointment is coupled with an interest. Omeon shall not attempt to register any works created by Omeon pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Omeon retains no rights in the Developments and agrees not to challenge GVI’s ownership of the rights embodied in the Development.  Omeon further agrees to assist GVI in every proper way to enforce GVI’s rights relating to the Development in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as GVI may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing GVI’s rights relating to the Development.

8. Artist’s, Moral, and Other Rights. If Omeon has any rights, including without limitation “artist’s rights” or “moral rights,” in the Development which cannot be assigned (the “Non-Assignable Rights”), Omeon agrees to waive enforcement worldwide of such rights against GVI. In the event that Omeon has any such rights that cannot be assigned or waived Omeon hereby grants to GVI a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, have made, sell, offer to sell, import, and further sublicense the Development, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Development in any medium or format, whether now known or later developed.

9. Acceptance Criteria. GVI will test and evaluate the Development (the “Alpha Test”) promptly after the delivery of the Development to GVI (the “Delivery Date”). After finishing the Alpha Test, GVI may, at its option and upon notice to Omeon, conduct additional tests (the “Beta Test”), for purposes of determining whether the Development conforms to the Specified Functionality Requirements (collectively, the Alpha Test and Beta Test to be referred as the “Acceptance Tests”). The total period for the Acceptance Tests shall last no more that seventy five (75) days. In the event that such Acceptance Tests reveal any nonconformity of the Development with respect to the Specified Functionality Requirements, GVI will promptly notify Omeon, and Omeon will immediately thereafter undertake to modify the Development to correct any such nonconformity with respect to the Specified Functionality Requirements, and will provide GVI with a corrective action plan within ten (10) days of receipt of GVI’s notice of nonconformity.  The corrective action plan shall identify a reasonable time period (the “Corrective Period”) for Omeon to complete the corrective measures and deliver the corrected Development to GVI.  Omeon will deliver and/or install any such corrected Development, or configure or otherwise modify any applicable component of any such Development, as applicable, and will further deliver to GVI any applicable modifications to any source code, documentation, technical reference and/or user manuals, in accordance with the delivery procedures, methods or other requirements otherwise applicable to the initial delivery set forth in Section 4. In the event Omeon fails to correct any nonconformity of the PacketNVR Software with respect to the Specified Functionality Requirements within the Corrective Period, GVI will have the right to refuse to purchase the PacketNVR Software, pursuant to this Agreement, and Omeon shall not be able to exercise its right to compel GVI to buy.  If and when such Acceptance Tests establish, in GVI’s reasonable determination, that the Development conforms to the Specified Functionality Requirements, GVI will so notify Omeon, and the date upon which GVI so notifies Omeon will be considered the “Acceptance” date hereunder.  The Parties agree, for the purposes of this Section 9, to act in good faith at all times and to exercise reasonable commercial efforts to notify the other Party promptly in the case of any non-conformance, the implementation of any modification or corrective measure and/or Acceptance or non-Acceptance of the PNVR Software.

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10. Representations, Warranties.

10.1 Mutual Warranties. The Parties represent and warrant that they have the full right and authority to enter into this Agreement and perform their obligations hereunder.

10.2 Omeon Warranties. Omeon warrants that (i) the Development will not infringe upon any copyright; (ii) the Development will conform to the specifications provided in Exhibit B; (iii) the Development will not contain any computer virus or other code intended to, and/or capable of, disabling operation or full or partial functionality of the Custom Software, including, without limitation, any “time bomb,” “Trojan horse,” or “cancelbot,” as such terms are regularly understood in the software industry; (iv) it will at all times comply with applicable laws, rules and regulations of any governing authority have jurisdiction over the Parties and/or the Development; (v) the Development does not contain any third party code subject to fees or royalties, and (vi) only contains third party code that is (y) authorized by a GVI officer (Vice President level or higher) and (z) in compliance with all license requirements of third party providers; as described in Exhibit F of this Agreement; and (vii) the Development will not knowingly infringe upon any U.S. patent as of Effective Date, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.  Furthermore, after Acceptance of the version 1.1 of the PNVR Software  (the “Software Warranty Period”), Omeon warrants that it shall, within the response times agreed upon by the Parties, provide all technical support, upgrades, updates, enhancements and correct any errors, defects, malfunctions and/or bugs in all accepted versions by GVI of the PNVR Software (i.e. 1.2, 1.3 and/or 2.0), which prevent such PNVR Software from operating in accordance with all the specifications, features and functions set forth in Exhibit B (the “Specified Functionality Requirements”), under the warranty service levels set forth in Exhibit E (the “Warranty Service Levels”). As part of this Warranty, Omeon shall (a) provide to GVI updates, modifications, enhancements and any source code, documentation, technical reference and/or user manuals revised to reflect any updates to any and all versions of the PNVR Software; and (b) support, maintain, adapt, reconfigure, repair, replace, further develop or otherwise modify any and all versions of the PacketNVR Software, as may be required to ensure continued and ongoing conformity thereof with any Specified Functionality Requirements, including, without limitations, all technical requirements and performance standards requested by GVI. All materials, code, documentation, software, technical reference and/or user manuals shall be delivered in a format agreed by the Parties, in original form, and Omeon will retain no copies except as required to provide the services under this Agreement.

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11. Indemnity. Omeon agrees to indemnify Parent and each of its subsidiaries (including GVI), from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Omeon of the representations and warranties set forth in Section 10.

12. Independent Contractor Relationship. Except as otherwise set forth herein,  Omeon is an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Omeon will not be entitled to any of the benefits which GVI may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The manner and means by which Omeon and/or its contractors chooses to complete the Development are in Omeon's sole discretion and control. In completing the Development, Omeon agrees to provide its own equipment, tools and other materials at its own expense.  Omeon is not the agent of GVI and is not authorized to make any representation, contract, or commitment on behalf of GVI. Omeon is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Omeon is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Omeon’s compensation will be subject to withholding by GVI for the payment of any social security, federal, state or any other employee payroll taxes.

13. Non-Exclusivity.  GVI recognizes that Omeon has existing business relationships and a continued business interest in the field of software development and, more particularly, video management system software development.  The Definitive Agreements are not intended to preclude Omeon from operating in this business space, so long as such operation can proceed without the use of the PacketNVR Software assigned to and owned by GVI.

14. Confidential Information.

14.1 Ownership of Confidential Information.  The Parties acknowledge that during the performance of this Agreement, each Party (“Receiving Party”) will have access to certain of the other Party’s (“Disclosing Party”) Confidential Information or Confidential Information of third parties that the disclosing Party is required to maintain as confidential.  Both Parties agree that all items of Confidential Information are proprietary to the disclosing Party or such third party, as applicable, and shall remain the sole property of the disclosing Party or such third party. Under the terms of this Agreement, “Confidential Information” shall mean all written or oral information, disclosed by either Party to the other, related to the operations of either Party or a third party that has been identified as confidential or that by the nature of the information or the circumstances surrounding disclosure ought reasonably to be understood to be proprietary and/or confidential.  Without limiting the generality of the foregoing, the terms of this Agreement as well as the PacketNVR Software shall be considered Confidential Information.

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14.2 Mutual Confidentiality Obligations. Each Party agrees as follows: (i) to use the Confidential Information of the Disclosing Party only for the purposes described herein; (ii) that it will not reproduce the Confidential Information of the Disclosing Party other than as permitted herein and will hold in confidence and protect such Confidential Information from dissemination to, and use by, any third party other than in accordance with paragraph (iv) below; (iii) that it will not create any derivative work from Confidential Information of the Disclosing Party in violation of this Agreement or the Disclosing Party’s copyrights; (iv) to restrict access to the Confidential Information of the Disclosing Party to such of the Receiving Party’s personnel, agents, and/or consultants and contractors, if any, who have a need to have access and who have been advised of the obligation of confidentiality and have agreed in writing to treat such information in accordance with the terms of this Agreement; and (v) to return or destroy all Confidential Information of the Disclosing Party in its possession upon termination or expiration of this Agreement.

14.3 Confidentiality Exceptions.  Notwithstanding the foregoing, the provisions of Sections 14.1 and 14.2 shall not apply to Confidential Information that (i) is publicly available or in the public domain at the time disclosed; (ii) is or becomes publicly available or enters the public domain through no fault of the Receiving Party; (iii) is rightfully communicated to the Receiving Party by persons not bound by confidentiality obligations with respect thereto; (iv) is already in the Receiving Party’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (v) is independently developed by the Receiving Party without reference to the disclosing Party’s confidential information; or (vi) is approved by the disclosing Party for release or disclosure  to the Receiving Party without restriction.  Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (x) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law or rules of any exchange or market on which the securities of a Party are listed, provided that the Party making the disclosure pursuant to the order shall first have given notice to the other Party, if legally permitted to do so, so that the disclosing Party may seek a protective order or other appropriate remedy.  The receiving Party shall furnish only that portion of the Confidential Information that the receiving Party is legally required to furnish and shall reasonably cooperate with the disclosing Party in seeking assurances that confidential treatment will be accorded such Confidential Information.

15. Term and Termination.

15.1 Term. Except as otherwise set forth in this Agreement, the initial term of this Agreement is for three (3) year(s) from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. This Agreement may be renewed upon mutual written agreement of the parties.

15.2 Termination. GVI may terminate this Agreement immediately in its sole discretion upon Omeon’s material breach of Section 14 of this Agreement. This Agreement terminates automatically upon exercise of all the purchase options by GVI and/or the exercise of all rights to compel purchase by Omeon, or any combination thereof.

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15.3 Effects of Termination. Upon any expiration or termination of this Agreement,  the licenses granted under this Agreement shall immediately cease and terminate, and any development sublicenses granted by Omeon to any third party shall likewise cease and terminate. As such, Omeon (i) shall immediately discontinue all use of GVI’s Confidential Information; (ii) shall delete any GVI Confidential Information from Omeon’ computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to GVI or, at GVI’s option, destroy, all copies of GVI’s Confidential Information.

15.4 Survival. The rights and obligations contained in Sections  7 (“Ownership of Work Product”), 8 (“Artist’s, Moral, and Other Rights”), 10 (“Representations and Warranties”), 14 (“Confidential Information”), and 16 (“Non-solicitation of Employees”) will survive any termination or expiration of this Agreement.

16. Non-solicitation of Employees and Contractors.  During the term of this Agreement and for one (1) year following the last day on which Omeon performs services for GVI under this Agreement, GVI will not, directly or indirectly, employ or offer employment to any employee of Omeon or contractor provided by Omeon, or assist any related corporation, affiliate or third party in doing so, without first contacting Omeon and obtaining the Omeon’s express consent with respect to the specific employee(s) in question.

17. General Provisions.

17.1 Force Majeure. Except with respect to payment obligations hereunder, if a Party is prevented or delayed in performance of its obligations hereunder as a result of compliance with any requirement of applicable law, war, terrorist attack, insurrection, riot, fires, floods, epidemics, failure of public utilities or public transportation systems, or other circumstances beyond such Party’s reasonable control, such failure or delay shall not be deemed to constitute a material breach of this Agreement, but such obligation shall remain in full force and effect, and shall be performed or satisfied as soon as reasonably practicable after the termination of the relevant circumstances causing such failure or delay, provided that if such Party is prevented or delayed from performing for more than ninety (90) days, the other Party may terminate this Agreement upon thirty (30) days’ written notice.

17.2 Successors and Assigns. Omeon may not subcontract or otherwise delegate its obligations under this Agreement without GVI’s prior written consent. The Parties may not assign this Agreement without prior written consent. Subject to the foregoing, this Agreement will be for the benefit of GVI’s successors and assigns, and will be binding on Omeon’s subcontractors or delegatees.

17.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

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17.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.  THE PARTIES SPECIFICALLY EXCLUDE THE OPERATION OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS.  FOR PURPOSES OF ALL CLAIMS BROUGHT UNDER THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN THE BOROUGH OF MANHATTAN, NEW YORK.

17.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.6 Waiver. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by such Party.

17.7 Injunctive Relief for Breach. The Parties’ obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the other Party for which there will be no adequate remedy at law; and, in the event of such breach, the affected Party will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

17.8 Publicity; Press Releases and Marketing Material. Except as provided hereunder, neither party shall publicly disclose the existence of this Agreement, any information concerning this Agreement or the terms and conditions of this Agreement without the prior written consent of the other parties. The Parties shall coordinate in good faith the disclosure of this Agreement, including mutually agreeable press releases and marketing materials. Neither party may issue a press release or other marketing material that mentions the other party without the other party’s prior written consent.

17.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern GVI’s option to purchase developed software and in the event of any conflict between the terms of this Agreement and any Definitive Agreement, the terms of this Agreement will control. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing and duly executed.

17.10 Headings.  The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

17.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement.

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[Signature page follows]

11.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

GVI Security Video	Omeon Inc.
Management Solutions, LLC

By:	By:	s/ SRIDHAR KRISHNASWAMY
Name: Joseph Restivo		Name: SRIDHAR KRISHNASWAMY
Title: CFO and COO		Title: CEO & President

2801 Trade Center Dr.	7312 Beckett Drive NE
Suite 120	Cedar Rapids, IA 52402
Carrollton, TX 75007

For purposes of Section 4 above

PacketNVR LLP, PARTNERS:

/s/ TOM GALVIN
TOM GALVIN – Managing Partner
1043 Catherine Avenue
Naperville, IL 60540

s/ SRIDHAR KRISHNASWAMY
SRIDHAR KRISHNASWAMY – Managing Partner
1043 Catherine Avenue
Naperville, IL 60540

Parent Guaranty:

Parent hereby guarantees the payment obligations of GVI under the foregoing Agreement.

GVI Security Solutions, Inc.

By:	/s/ Joseph Restivo
Name: Joseph Restivo
Title: CFO and COO

12.

EXHIBIT A –Software Development Schedule
EXHIBIT B – Specifications
EXHIBIT C - Assignment Of Intellectual Property Rights
EXHIBIT D - Summary - Schedule Of Milestones And Potential Payments
EXHIBIT E - Warranty Service Level Commitment
EXHIBIT F - Third Party Software